CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information included in Post-Effective Amendment No. 284 to the Registration Statement (Form N-1A, No. 811-09819) of State Street Institutional Investment Trust.

We also consent to the incorporation by reference of our reports, dated February 26, 2021, with respect to the financial statements of State Street Institutional Liquid Reserves Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund, State Street Institutional U.S. Government Money Market Fund and State Street ESG Liquid Reserves Fund (five of the Funds comprising State Street Institutional Investment Trust), included in the Annual Shareholder Report of State Street Institutional Investment Trust for the year or period ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 9, 2021